EXHIBIT 99.2
LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

LIN TV CORPORATION
Moderator: Lisa Sousa
July 27, 2005
7:30 a.m. CT
Operator: Good day, everyone. And welcome to today’s LIN TV second quarter 2005 earnings release conference call. Today’s call is being recorded. With us today is Gary Chapman, Chairman, President and Chief Executive Officer; Vincent Sadusky, Chief Financial Officer, Vice President and Treasurer; Scott Blumenthal, Vice President, Television; and Ed Munson, Vice President, Television. And now at this time, I would like to turn the conference over to Mr. Gary Chapman. Please go ahead, sir.
(Denise): First I have a brief Safe Harbor statement to read from the company. This press release may include statements that may constitute forward-looking statements, including the information under the caption guidance and other estimates of future business prospects, or financial results in statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions.
Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience (and) programming, government relations, government regulations and new technologies that could cause actual results of LIN TV to differ materially from the forward-looking statements.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Factors that could contribute to such differences include the risks detailed in the company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revision or changes after the date of this release. Now I’ll turn it over to Mr. Chapman.
Gary Chapman: Thank you, (Denise). Good morning. And welcome to LIN TV’s second quarter 2005 conference call. After I review some of the highlights through the quarter (and other) recent developments, Vin Sadusky will speak to you about the financial results and guidance. And then we’ll answer your questions.
Second quarter was right in line with the guidance we provided three months ago. Net revenues increased by 2.2 percent for the second quarter. Increases were driven by the acquisition of the new UPN (affiliates): Indianapolis and Columbus. We closed those on March 31st. In addition, our new initiatives continued to post good growth, hoping to offset the soft national Puerto Rican markets; and decreased in (the) political revenue.
For an update on our initiatives — MTV Puerto Rico — well, it’s been increasing its ratings since its (launch). People on the island are embracing the new channel, watching their popular local VJs and original programming. Each month, (introduce) more local programming and more long-form programming.
In its target demo, MTV Puerto Rico increased its ratings more than 50 percent from January to May. We’ve added another major advertiser, including Pepsi, Coca-Cola, Motorola and Coors. We expect MTV Puerto Rico to provide excellent quarter-to-quarter growth, as this is a startup service and continues to grow in its audience.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

During the second quarter, we reached an affiliation agreement with Comcast to allow us to negotiate carriage for (WAPA America), with Regional Systems in America. Since then, we have added (WAPA America) to Comcast systems in Massachusetts, Connecticut, Maine and New Hampshire. We continue to negotiate carriage with other Comcast systems and other MSOs and believe carriage of this desirable Hispanic service will continue to grow.
As I mentioned earlier, on March 31st, we closed on the purchase of NDY, the UPN affiliate in Indianapolis; and WWHO, the UPN affiliate in Columbus, Ohio. Our integration of these stations into the LIN system has been faster than anticipated.
By the end of the second quarter, those stations were being hubbed out of Indianapolis Technology Center. This relocation integration of the two TV stations was accomplished within 90 days of the closing. This was a record in terms of integration for LIN and, I believe, the industry also, in terms of hubbing.
In the process of hubbing both stations and physically relocating all the NDY staff into the WISH station, we eliminated more than 40 positions. We will begin to realize these savings in the third quarter. We’re also in the process of negotiating various operating contracts, which we believe will provide further annual savings.
As I have discussed on previous calls, our Internet business continues to grow, including our recent classified conversions, which we’re using as an automotive solution in Grand Rapids; and also medical solutions in Indiana, both in Indianapolis, in Fort Wayne and in Providence; and across the LIN stations (the) Ask the Expert initiatives.
Few weeks ago, we shared Internet best practice at our entitlement meeting in (Vaby). We (do this course) entitlement every quarter. We believe it furthers the knowledge and education and experience of all our people at all our stations by doing the best practice. Pleased to hear of the

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

continued progress. All of our markets are now actively engaged in the Internet content and sales efforts.
In addition to our initiatives, our duopoly strategy continues to be an important part of our platform. Despite a challenging ad environment, the second station in Buffalo, Grand Rapids, New Haven all posted double-digit revenue growth for the quarter. We expect the third quarter of TV ad market will continue to be soft. (Also) political, Olympics will make for a challenging comparison.
On the regulatory front — well, we were disappointed with the Supreme Court’s decision not to reverse the erroneous decision of the Third Circuit Court of Appeals suspending the FCC’s much-needed broadcast ownership deregulation. (But) the court’s decision in the near term has at least provided us a greater degree of market clarity and certainty to both buyers and sellers.
The FCC has announced that it will take up rule-making in this area. While we remain optimistic that further deregulation will occur, we think it will be some time before any conclusions are reached. In closing, we continue to be reassured by our future growth, by our growing success of our initiatives, strength of our core television operations. Once again, in the May sweeps, our (stations’) late local news ranked number one or number two in 11 of our 12 local markets. Now let me turn it over to Vin.
Vincent Sadusky: Thanks, Gary. Good morning, everyone. For the second quarter, net revenues were 98.4 million, up two percent over last year. Excluding the impact of the UPN station in Indianapolis and Columbus, on a same-station basis net revenues were down three percent.
The incremental decrease in political revenue was 2.2 million. Our largest category, autos, increased one percent from the prior year. We experienced declines in telephone, entertainment, food and groceries, while education and services were good growth categories during the quarter.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Q3 ad sale pacings are currently negative nine percent as compared to the prior year, including political and excluding our new stations, WNDY and WWHO, on a same-station basis. We expect pacings to improve, though, during the quarter, as most Olympic orders were placed prior to the start of the third quarter of last year at our NBC stations.
Total operating expenses increased by just under 10 percent for the quarter, which included several unusual items as follows: the inclusion of the new — two new UPN television stations at the beginning of the second quarter added 3.4 million in expenses.
The (expensing) of existing non-cash stock compensation added an additional 636,000 in non-cash expenses to the quarter. Excluding these items, operating expenses increased just under four percent. And excluding depreciation and amortization, station operating expenses increased under three percent for the quarter. As a result, broadcast cash flow for Q2 was 37.1 million, down from 40.4 million in Q2 of 2004.
The components of broadcast cash flow for the quarter are as follows: net revenues of 98.4 million, less direct operating and selling and general administrative expenses from the income statement of 53.9 million, less cash payments for programming of 7.5 million. We believe broadcast cash flow (a) non-GAAP measure, is an important metric in evaluating performance in our industry. And we’ve included a reconciliation between GAAP and non-GAAP measures on our Web site.
Free cash flow for the second quarter was approximately 18 million, after cash interest expense of 9.4 million, capital expenditures of 3.7 million and cash taxes of 1.4 million. Total debt at quarter end was 717.9 million, with cash balances of 11 million. And our weighted average cost of debt at the end of the quarter was 5.1 percent. Consolidated leverage at quarter end as

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

defined under our credit facility was approximately 5.2 times, compared to five times at June 30th, 2004. Cash interest coverage was 3.7 times.
Guidance for the third quarter revenue is expected to decrease in the low single digits, compared to the third quarter revenue for 2004 of 91 million. On a same-station basis, excluding the new UPN stations, Q3 revenue is estimated to decrease in the mid single digits.
Expense and other guidance for the year has been updated in our earnings release and is as follows: combined direct operating and SG&A, 214 million to 217 million; program amortization, 27 million to 30 million; program cash payments, 31 million to 33 million; corporate overhead, 18 million to 20 million; cash interest expense, 37 million to 39 million; depreciation and amortization, 33 million to 35 million; cash taxes, three million to five million; and capital expenditures, 22 million to 24 million.
Direct operating costs include one million and corporate includes two million of stock option expenses resulting from non-cash stock compensation. At this point, the company has approximately 232 million of federal net operating losses.
And finally, I would like to briefly review our debt components, which have changed from year end, primarily as a result of our Q1 refinancings and the UPN station acquisitions: 375 million of senior subordinated notes, with a coupon of six and a half percent; 125 million of exchangeable senior subordinated debentures, with a coupon of two and a half percent, and convertible into LIN common stock at $37.28; and 230 million of senior secured loans, currently at LIBOR plus 75 basis points.
The 170 million term loan currently has a cost of 3.9 percent. And the $60 million under the revolving credit facility is currently priced at 3.3 percent. And now we will be glad to answer your questions.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, simply press the star key, followed by the digit one, on your telephone keypad. Also, if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press star one if you’d like to ask a question. We’ll pause for just a moment. We’ll first hear from Victor Miller, of Bear Stearns.
Victor Miller: Good morning.
Gary Chapman: Good morning, Victor.
Victor Miller: I have a question on your expense guidance, and then one on national advertising. For the first half of the year, you did about $104.7 million of expenses on the SG&A and direct operating expenses line. The guidance for the whole year would suggest that the second half of the year would between 110.4 million and 113.4 million, suggesting that the expense base — the expense base would actually grow between five and eight percent from first half, which would be anywhere between $6 million and $9 million of incremental expenses.
You did, better, it seems, against second quarter expense guidance than most had expected. (I’m) just wondering why you’re seeing the five to eight percent increase for the second half versus first half in expenses.
And secondly, on national advertising, Gary, even despite political, it seems, if you do the math, it applies that, since your local business seems to be doing quite well, that maybe the national categories are down in a high single-digit, low double-digit basis, even excluding political. Could you go through the general tone in the — in the national categories, and whether you’re concerned on — you know, on the health of that business?

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: OK. Yes, Victor, let me take the national question first. One of the things we’ve been doing is an analysis on our automotive business. As Vince told you, we were up (like) .5 percent. But if you look at that, it’s really broken down into two components. One is domestic, and one is foreign. And in the first half of the year, our domestic — that is, Detroit — business was down.
And our foreign business was up quite a bit. As a net result, we ended up about flat,         .5 percent (up). But there is a change that was taking place with regard to foreign versus domestic business, with the foreign, I guess, reflecting their market share in the marketplace (and), as a result of that, putting their advertising behind the increased market share.
Now, I do believe that’s all going to change. As you know, General Motors had the biggest July they’ve ever had — June and July, with their program of selling employee discounts to America. Course, everybody else is doing that same thing. But I believe that you’re going to see a much higher percent of American-made cars for the month of June and July as a result of those programs.
So that’s our number-one advertisers, about 25 percent of the company. And hopefully (it will) remain as healthy as it is today. The other areas where we had difficulties on the national side, with the telephone business — it was down double-digit. Entertainment — it was down double-digit. Food was down some, double-digit. Beverages, groceries, non-food; double-digit. Drugstore, double-digit.
So we had some that were slightly up in the national side, which would be restaurants and retail, (up some) 4.5, but does not representative a lot of money. Financial services, 6.4; and media up 6.4. But overall, when you put them all together, (it) obviously — the telephone, entertainment, furniture, food, beverage — drags that number down.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Vincent Sadusky: And Vic, with regard to your question on combined direct operating and SG&A, first half of the year versus guidance for the second half of the year — couple of items. We did the 104 for the first half of the year. Expenses for — incremental expenses relating to the two new UPN stations will run, you know, each quarter in that category, about three million bucks or so — three to $4 million.
Victor Miller: That per quarter?
Vincent Sadusky: Per quarter, yes. So, you know, that takes you up — if you said you had 104 first half of the year, 104 second half of the year, assuming the same expenses as kind of a base to build off of, that’s 208. Add three or four for an incremental quarter for the UPNs — that gets you up to 212 or so. The options, non-cash compensation expense we expect for the second half of the year, included in the television stations, not corporate, (to) be another million bucks or so.
Then you got MTV Puerto Rico and variable selling costs, internal selling costs. Both of those — we expect the sum total right now to be an incremental $2 million or so, given what we expect to be increases in the back half of the year versus the front half of the year and the — and the related top line. So I think if you add all those up, you know, you get — you get between 214 and the 217.
Victor Miller: Thanks a lot, Vince. Thanks, Gary.
Vincent Sadusky: Sure.
Operator: Next we’ll hear from Jonathan Jacoby, of Bank of America Securities.
Jonathan Jacoby: Good morning.
Gary Chapman: Morning, Jonathan.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Jonathan Jacoby: Just two simple questions here — the first is, there’s a bunch of properties available for sale. Wanted to know your thoughts in looking acquisition, and perhaps your leverage, you know, if you’d be looking at these properties. And then secondly, do you expect any political pickup perhaps with the Supreme Court nomination process?
Gary Chapman: First, with regard to acquisitions, you know that LIN is always in the market, and we’re always in the hunt for acquisitions. With regard to individual transactions, you know, we have no comment on that. So in general, yes, we have been in the hunt for about everything that’s been up in the last two or three years. And so with regard to the individual transactions, we’ll just have to remain silent on that for the time being.
Political — the problem with political — and you’re right — we probably are going to see Supreme Court money, issue money, as we go forward. It will probably be very similar to how the political money was placed for the president, the race for the president.
They will probably place it in specific markets where they think can make a difference. Probably — I would imagine if you have a senator on the judiciary that might have a vote on this, you would — you’d probably have a lot of advertising in his state. So not all states will be the same on this. But there’ll be some.
But in no way is this going to make up the $20 million net revenue that we had last year. Third quarter, fourth quarter was very strong in most of our markets. And so it’s not going to — (not quite be) enough to make up that shortfall.
Jonathan Jacoby: Thank you.
Operator: Next we’ll hear from (Shawn Butsom), of Legg Mason.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

(Shawn Butsom): Thanks. Good morning, guys.
Gary Chapman: Hi, (Shawn).
(Shawn Butsom): Hey.
I guess first off, could you just talk a little bit more about your new initiative, the MTV Puerto Rico, (WAPA) and Internet, in terms of revenue contribution in the quarter, and then where you kind of see that going forward. And then secondly, are you guys seeing any impact, positive or negative, from the local (people meters)? Thanks.
Gary Chapman: No. Actually, we have not seen any impact one way or the other on the local (people meters). Controversy continues, as you know. There’s a bill Conrad Burns has (that) would like to say that new technology and methodology cannot be brought to the marketplace unless it is first accredited by the MRC. And we’ll just have to — and the National Association of Broadcasters is supporting that legislation right now. So we’ll just have to see how this plays out.
A lot of companies have come down one side or the other on this. We, quite frankly, are not happy with how Nielsen has continued to move out the local (people meter) into markets without getting accreditation in markets like New York City, which we think is very important. So it could very well be that more oversight — although I don’t think we want the congress deciding the rating service in America — but maybe more oversight by the EMRC would be appropriate in doing that.
As you know, there have been companies that have not fared well in the integration of the new methodology, specifically companies in New York — maybe companies that have high percentage of demographics that would be, say, men 18 to 34, or 18 to 49, and maybe Hispanic or minorities

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

in these categories. And obviously there’s work to be done before we can have confidence in the numbers, that these really are the right numbers. So that’s kind of our position on Nielsen.
With regard to the integration of our initiatives — first one, of course, is the Internet. And we’re expecting tremendous growth. (One time) we hope to double this year, double the amount of revenue over last year; that’s (a) goal. Probably going to fall a little bit short of that; maybe 50 percent, or somewhere in that range. But I will say this: It’s the only category of business that we have as a line item that’s going to show a 50 percent increase in revenue.
So we — and many of the deals that we have done — the car classified in Grand Rapids, for example — we’ll probably get that kicked off about — well, we do now, but it’s taken much longer than we expected. We now have nine dealerships and 14 rooftops; nearly $700 million of new revenue — new revenue: that is, new car dealers — probably about 1.2 million — convergence sales, meaning it is both a classified solution, very similar to what the — what the newspaper ads (with) regard to classified, and (its) convergence with television.
Now to qualify — we have a pretty tough standard with regard to convergence — for the television commercial to qualify as a (convergence) sale, it has to make reference to the Internet. In other words, you have to go to the Internet. (It points them) there and is part of the commercials, if it’s (a) commercial. If it does not have that ingredient, it does not — it does not count as (convergence) sales.
So the problem, I guess you have here — these are one-year contracts. Most of the benefit of that in ‘05 will fit into the fourth quarter, which means we’re actually going to benefit next year three quarters from what we’re selling today. This also applies to the medical, which we’re, I guess, up to nine different programs in Indianapolis. And most of this will fall — the revenue will actually fall in ‘06. And probably about the same story in Fort Wayne, with the medical there, and Providence — medical there.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

So a lot of these initiatives in the Internet — because they’re all new — I mean, it’s not like there’s a book on this. We know how to, you know, sell 30-second prime time spots, and you want — 18-24, and we simply go to the Nielsen book and give you a number and a rate. And we’re selling spots and (dots).
This is a concept sell. And concept sells take a lot longer than simply going to picking up the phone and answering a national sales order. But we are confident, very confident, that we’re on the right track here. And it’s just going to take a little bit longer.
Same thing applies for MTV Puerto Rico. We hoped to have launched this service in the fourth quarter of last year. (The) truth of the matter is, before we got our partnership with MTV — which we’re very happy with now — and the product on the air, with our local VJs, it’s April.
We missed the up-front. And so obviously our sales this year were way behind where we had expected. Again, we see hockey-stick growth. But in terms of launching these as fast as we had hoped — well, you know, it’s a new business, and it takes longer.
Same thing is true by (WAPA America). As you know, we did have, in the fourth quarter last year, a deal with DirecTV for all (of) America. And that — and that is going very well, and they’re very pleased with that. And they’re selling, (in a) lot of Puerto Rican households, (WAPA America) through DirecTV.
Now we’ve expanded that with Comcast. And so we’re now in the process of putting Comcast in selective markets: Connecticut, Maine, New Hampshire, Massachusetts. And there’s other inquiries right now with Comcast stations or systems in Philadelphia, in Chicago, in Florida. And we just roll these out one by one, as systems find them attractive.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

So this too is, you know, taking longer to do it. But again, the interest that we’re finding by Puerto Ricans in America, both through DirecTV and Comcast — and now we’re in discussions with other MSOs (that) would have large Puerto Rican populations within their service area — these become very, very attractive programming. But it is — it is taking longer. And the majority of the benefit of these programs will be felt in 2006, not in 2005.
(Shawn Butsom): Thanks. So could you just maybe — those three things combined — what kind of revenue that contributed in the second quarter?
Vincent Sadusky: Yes, for the Spanish initiatives and the Internet, you’re talking about — would be just under $3 million.
Gary Chapman: Three million.
Male: Yes.
(Shawn Butsom): OK. Thanks.
Gary Chapman: And the beauty of this thing is — this didn’t exist before. Now granted, it’s not the number I would like. I’d like to be seeing a six out there, you know, or a seven. But I also know that we’re in the infancy of these programs. And we’ll be able to see rapid growth into ‘06. But again, it was money (was) revenue (as) profits — just simply was not there before.
(Shawn Butsom): OK, thanks.
Operator: Next we’ll hear from Bishop Cheen of Wachovia.
Bishop Cheen: Good morning ...

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: Good morning, Bishop.
Bishop Cheen: ... Gary, Vincent, (Scott), and whoever else I missed.
Couple of housekeeping things — Vincent, your availability — just remind me again — the total availability and the true availability on your credit facility?
Vincent Sadusky: Right now we’ve got 60 (million) drawn down. So our capacity is 90 million — yes, 90 million.
Bishop Cheen: Ninety (million) of capacity, but it’s somewhat less than that by your covenants (and) the carve-outs in your credit facility, correct?
Vincent Sadusky: Correct.
Bishop Cheen: OK. Can you venture a guess right now, or do I need to follow up with you?
Vincent Sadusky: Well, right now, our leverage ratio — our senior leverage ratio is under two; and the covenants, four and a half.
Bishop Cheen: OK.
Vincent Sadusky: So really, the — really, the driving ratio would be the consolidated leverage ratio, of which we have about a turn and a half. So, (you know,) we’re really — we’re really in good shape in terms of the ability to be able to draw down. We could draw down ...
Bishop Cheen: OK.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

New topic — on the — Gary, I know you’re very diligent in keeping track of the headcount and headcount reduction. And in the past, you have reduced it in one place and then beefed it up where you think it matters, such as Internet sales, et cetera, (in) the other. The 40-headcount reduction from the UPN additions — is there going to be additional positions open for making (rain), creating revenue?
Gary Chapman: I would imagine we would — of the 40 positions, there would probably be four to — four to 10.
Bishop Cheen: OK. So about average, as in the past?
Gary Chapman: That’s right ...
Bishop Cheen: OK.
Gary Chapman: ... which means (that) we may end up absorbing another — say, four to 10 people. In various other categories, hopefully, revenue creation — which means the net loss would be somewhere around 10.
Bishop Cheen: Got it. The 2.2 million of political revenue in Q2 that went missing — was that net revenue or incremental revenue ...
Vincent Sadusky: That was — yes, that was — that was incremental net revenue.
Bishop Cheen: Incremental net, OK.
So how much did you pick up in political, roughly? Was it just de minimus, or was it, you know ...

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Vincent Sadusky: Q2 (five million), right? Yes ...
Bishop Cheen: In Q2 ‘05.
Vincent Sadusky: Yes, Q2 was just over a million bucks.
Gary Chapman: Million ...
Bishop Cheen: OK.
Gary Chapman: Million one, I think.
Vincent Sadusky: Yes.
Bishop Cheen: OK. And then the last question, and I’ll leave you alone — when you were talking about the total expenses, I think with Victor, and we talked about the non-cash options at — the non-cash comp at the station level — about a million bucks, and about two million for the MTV extra expenses — was that for the quarter, or annually?
Vincent Sadusky: That was for the back half of the year ...
Bishop Cheen: Back half ...
Vincent Sadusky: ... for the second six months.
Bishop Cheen: OK.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Vincent Sadusky: Yes, and the two million for (MTV’s MTV Plus) variable selling expenses related to what we expect to be higher revenues in the back half of the year than in the front half of the year.
Bishop Cheen: OK.
Guys, thanks a lot.
Vincent Sadusky: Sure thing.
Male: ... Bishop.
Operator: As a reminder, if you’d like to ask a question, press star one at this time. We’ll next hear from (James Vicks), of Deutsche Bank.
(James Vicks): Oh, hi. Good morning, guys. Had a couple ...
Male: Morning.
(James Vicks): ... follow-ups. But I guess, first — if you could just give some color as to where the Puerto Rican market stands now versus what you expected at the beginning of the year. I know there was some delay in terms of getting, you know, new government officials installed, and just kind of where you see that market going.
And then a couple follow-ups — where do you see auto — the auto category pacing for the third quarter, and if you could provide any color as to that breakdown you were talking about, Gary, between domestic and the foreign name plates.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

And on the Internet initiative, do you have any sense as to how much of your revenue is coming from up-selling current advertisers versus brand new advertisers — kind of what that split is? And the finally, on (WAPA America), roughly how many homes are patched currently, you know, through DirecTV and Comcast, and the deals you have there?
Gary Chapman: OK. Starting with the Internet — about 50 percent of the revenue that we’re finding in the Internet is all new, new business. The other would be maybe 50 percent up-selling. But a large percent of it is, I would say, 50 to 60 percent. The majority of it is new business. And the others would be simply up-selling our existing.
With regard to Puerto Rico — the market still remains soft. We have — we have found that the government is still somewhat paralyzed, because the largest advertiser on the island is the government. And the government still remains with a lot of positions open in the cabinet (and) in the — in the running of the government, because of disagreements between the two parties, and being — kind of like the Supreme Court in America — hopefully not — not in America, but — but hopefully, this will take place — improvements in the second half of the year.
So we do expect the second half of the year to be a little stronger than the — than the first half. But the first half is pretty soft because of all these things that have transpired. (WAPA America) — I believe we have — oh, co-actively, let’s say, between Comcast and the satellite — somewhere around 600,000 — maybe 600,000-plus (subs).
(James Vicks): OK. And then finally, just on the auto — where it was pacing specifically — you know, generally, and then if you have any color as to the domestic versus the foreign.
Gary Chapman: Well, as I shared with you earlier, the domestic was down. And the foreign was up. But when you cancel them both out — (there’s a comfy) .5 percent. But there is ...

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

(James Vicks): Wait — was that for 2Q or 3Q pacing?
Gary Chapman: That was two.
(James Vicks): Yes, I was — I was asking about the third quarter, how the pacing was shaping up; where you’re seeing any changes there on the auto category.
Gary Chapman: I think it’s going to be very similar ...
(James Vicks): OK.
Gary Chapman: ... very similar.
(James Vicks): OK.
Gary Chapman: In — and maybe in Q3, it will show a little bump in the domestic, simply because of the employee buy-back programs. But that’s probably not a sustainable strategy. And by the time Q4 comes along, you’ll see maybe a reversal of that. If you looked at the trend over time, over the last three years, the trend we shared with you is pretty much the trend that is taking place.
Operator: Next we’ll hear from (Lorraine Muncini), of Merrill Lynch.
(Lorraine Muncini): Thank you. Two quick questions — first, in terms of your auto — what percent of your revenue from the auto category is national versus local? And if GM has been so successful with their plans to sell cars and emptying the lots, does that mean that the local can be more impacted in the second half, because the dealers don’t need to move as many cars? And my second question is, can you share with us your view on the likelihood of any potential upside from the telecom operators entering video market?

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: Let me start with the telecom. Telecom — we are in discussions as we speak with telephone companies. We’re (not) free to tell you just which ones there are. But there are two that we are in discussions with right now that are expressing interest to come into our television area, their service area, with a bundled package — which of course would be voice, high-speed Internet and video.
So we obviously believe that we have great value. We have not only an analog signal, we have 11 of the top 12 news in (our) markets, and (made news) as I reported to you. So we obviously want to be compensated for that wonderful product that we’re offering.
And we’re in the process of having discussions right now with two telephone companies, (and) would hope to deploy maybe as early as next year in a couple (of) our markets there. And of course, we welcome that and would hope to see them come into the marketplace.
Obviously, this is a trillion-dollar investment. And by doing so, they would be in a position to be able to pay for programming from television stations. And advertising would be a major component. My goodness, they would be coming — third one in the market.
You’ve already got, you know, the cable company, and we’ve got the satellite company. And (now) the telephone company would be another major, major, major competitor. And so, we think as early as next year in selected markets — not everywhere — we will see the telephone company.
Vincent Sadusky: And then with regard to autos — it’s approximately two thirds domestic and one third foreign.
(Lorraine Muncini): And do you think that the domestic may pull back somewhat from the success of these national plans?

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: Well, 10 years ago, it was 90 percent domestic, 10 percent foreign. So you can see what’s happened here. Toyota is next year opening up major plant in San Antonio to go after the big 150 trucks, which right now Detroit has a lock on, pretty much. I would imagine Toyota would — right now they have zero share, so what do you think they’ll do next year?
Male: Hybrids.
Gary Chapman: Hybrids — they’ve had four of them now — Toyota. So as they sell more and more cars, and as they get bigger market share, we see this reflecting in the advertising side of things.
(Lorraine Muncini): And do you break your auto down in terms of local versus national, to see how many are coming from the dealers and how many are coming from the manufacturers?
Gary Chapman: Yes, we’re in the process of doing that now.
(Lorraine Muncini): (OK.) So you don’t know the breakdown?
Gary Chapman: We can’t give you the exact number this time; we will next time.
(Lorraine Muncini): OK. Thank you.
Operator: Next we’ll hear from (Grey Tolfig) of (Extia Capital).
(Grey Tolfig): Hi, good morning.
Gary Chapman: Hi.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

(Grey Tolfig): Two of the things I had questions on you’ve kind of touched on. I guess I was looking for some more specific answers. With respect to Puerto Rico, because it is your biggest market, how much specifically in percent was the market off in the second quarter? How did the LIN stations do relative to the market? And how would you characterize that market sequentially to the first quarter? Is it — is it better, worse, or the same? That’s the first question.
Gary Chapman: Well, for the first quarter — first half of the year, the market was (up about) 10 percent — first half of the year.
(Grey Tolfig): OK.
Gary Chapman: We think the second quarter is not going to be (up) as much; probably in the range of half that, maybe. But again, it’s pretty volatile over there. And the political situation can change things instantly.
(Grey Tolfig): OK. And LIN, relative the market?
Gary Chapman: We take about a third of the market.
Vincent Sadusky: We’re about on par with the market.
Male: Right.
Male: OK. So we take roughly — we have roughly a 32 share there.
(Grey Tolfig): OK. And then — and then the second quarter sequentially with the first quarter — was the tone pretty much the same? Or is it — is it decelerating?

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: No, it’s pretty much the same.
(Grey Tolfig): OK. And then, relative to (WAPA) and your Comcast (hunting) license, what do you think the total potential sub-opportunity is within the Comcast system? And then, can you characterize the negotiations that you go through with them?
Where do you end up getting positioned within their systems, and what are those — what are those negotiations like? Do you end up having to incentivize them to (take carriage)? Do you get a sub-fee — kind of a little color around how that works.
Gary Chapman: (We) end up on the Hispanic tier. And, I mean, they see this as a very attractive service. DirecTV is right down the street from them, in many of these markets. And they know very well that if they don’t have the service and the — a lot of these are very loyal Puerto Rican households who want to see their news, (SuperX) — (Suecivo), which is gossip from home.
And it really links them back to their home. And if they can’t get that on the cable, they’ll get it on (Direct). And quite frankly, (Direct) is very pleased, because they have taken a lot of cable business, because they (have to have) (WAPA America).
(Grey Tolfig): Well, I — it seems to me that you have a fairly big opportunity here. But if I kind of hear your comments, it’s a little bit more of a struggle than you thought it was initially. I was wondering what the push-back was.
Gary Chapman: I don’t — I think it was just normal doing business.
(Grey Tolfig): OK.
Vincent Sadusky: Yes, it takes awhile to negotiate through the various MSOs.

LIN TV CORPORATION
Moderator: Lisa Sousa
07-27-05/7:30 a.m. CT
Confirmation #1519624

Gary Chapman: Yes. Now, not everybody’s a customer for us. Obviously, you’re a customer if in your service area there’s a large Puerto Rican population. So again, it’s — you know, it’s kind of a niche.
(Grey Tolfig): And that Hispanic tier — is that an analog tier or a digital tier?
Gary Chapman: Digital.
(Grey Tolfig): OK.
Gary Chapman: Digital, yes.
(Grey Tolfig): OK. Thank you.
Operator: And Mr. Chapman, it appears there are no further questions at this time. I’ll turn the conference back over to you for any additional or closing comments.
Gary Chapman: OK. Well, thank you very much. We were pleased with where we were with regard to our guidance for this quarter, optimistic about our initiatives going forward. And look forward to seeing you on our next conference call. (Goodnight).
Operator: That does conclude today’s teleconference. Thank you all for your participation. You may now disconnect.
END